Exhibit (d.2)

Schedule A

to the

Investment Advisory Agreement dated December 6, 2011

between

iShares U.S. ETF Trust

and

BlackRock Fund Advisors

Pursuant to Section 6, the Trust shall pay the Adviser compensation at the following annual rates:

Fund	Annual Fee
BlackRock Short Maturity Bond ETF	0.25%
BlackRock Short Maturity Municipal Bond ETF	0.25%
BlackRock Ultra Short-Term Bond ETF	0.08%
iShares Evolved U.S. Consumer Staples ETF	0.18%
iShares Evolved U.S. Discretionary Spending ETF	0.18%
iShares Evolved U.S. Financials ETF	0.18%
iShares Evolved U.S. Healthcare Staples ETF	0.18%
iShares Evolved U.S. Innovative Healthcare ETF	0.18%
iShares Evolved U.S. Media and Entertainment ETF	0.18%
iShares Evolved U.S. Technology ETF	0.18%
iShares Inflation Hedged Corporate Bond ETF	0.20%
iShares Inflation Hedged High Yield Bond ETF	0.55%
iShares Inflation Hedged U.S. Aggregate Bond ETF	0.13%
iShares Interest Rate Hedged Corporate Bond ETF	0.30%
iShares Interest Rate Hedged Emerging Markets Bond ETF	0.75%
iShares Interest Rate Hedged High Yield Bond ETF	0.65%
iShares Interest Rate Hedged Long-Term Corporate Bond ETF	0.35%
iShares Interest Rate Hedged U.S. Aggregate Bond ETF	0.13%

Amended and Approved by the Board of Trustees of iShares U.S. ETF Trust on June 15, 2022.